LightPath Introduces Two New Thermal Imaging Assemblies Integrating Molded Aspheric Lenses

New Products from LightPath Target the Growing Infrared and Thermal Imaging Market

ORLANDO, Fla., April 24, 2012 /PRNewswire/ -- LightPath Technologies, Inc. (Nasdaq: LPTH), manufacturer and integrator of precision molded glass aspheric optics, Black Diamond™ infrared aspheres, GRADIUM® glass products and high performance fiber-optic beam delivery systems, today announces it has added two new molded infrared aspheric imaging assemblies to its catalog of infrared products. Both designs (part numbers 7100141 and 7100143) bring LightPath's quality and performance at attractive price points to a variety of applications in long-wave infrared (LWIR) thermal imaging including homeland security, industrial inspection, predictive maintenance, security and surveillance and driver's vision enhancement systems in automobiles. Markets that have a combined current estimated value at the systems level of over $2.5 billion.

(Logo: http://photos.prnewswire.com/prnh/20120202/FL45310LOGO)

The 7100141 is f/1.2 with 16.74 mm focal length and the 7100143 is f/1.3 with 10.15 mm focal length. The 7100141 is athermalized for maximum performance across the widest variety of applications. These new lens assemblies integrate LightPath's Black Diamond™ molded chalcogenide infrared aspheric lenses; lower cost substitutes for diamond-turned Germanium and Zinc Selenide optics which are prevalent on the market. The opto-mechanical design combined with the unique material properties of chalcogenide glass provide athermalization for temperature stability from -40 degrees C to 85 degrees C without adding additional cost. These specific designs are for use with 640x480 and 320x240 sensors, (17 micron pitch) respectively.

"LightPath Technologies is continuing to broaden and diversify its product line for infrared optics with the introduction of these lenses. Applications of infrared and thermal imaging technology have grown dramatically over the last ten years and are predicted to maintain double digit growth for the foreseeable future," said Jim Gaynor, CEO and President of LightPath. "These two new thermal imaging products put us in a better position to grow in this dynamic market space and bring real value and performance to our customers."

LightPath Technologies Inc. will be exhibiting their new infrared lens assemblies at the Defense, Security and Sensing conference in Baltimore, Maryland from April 23rd through 27th. LightPath's Booth number is 2121.

About LightPath Technologies

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the Nasdaq Capital Market under the stock symbol LPTH. For more information visit www.lightpath.com

Investor Contact:
Brian Soller, Vice President, Corporate Development
LightPath Technologies, Inc. (407) 382-4003
Internet: www.lightpath.com

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.